Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION FIRM

As independent valuation consultants, Vantage Point Advisors, Inc. hereby consents to the use of the name Vantage Point Advisors, Inc. and to references to our report entitled “Valuation Analysis of Talis Data Systems, LLC” prepared for Patriot Scientific Corporation, or information contained therein, for inclusion in the Quarterly Report on Form 10-Q of Patriot Scientific Corporation for the quarter ended August 31, 2009.

/s/ Vantage Point Advisors, Inc.
San Diego, California
October 8, 2009